Exhibit 99.1
HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL: HAMP.PK

CONTACT:	Berns Communications Group, LLC Stacy Berns/Melissa Jaffin (212) 994-4660
HAMPSHIRE GROUP ANNOUNCES $125 MILLION CREDIT FACILITY
New York, NY — February 15, 2008 — Hampshire Group, Limited (Pink Sheets: HAMP.PK) today announced that it has obtained a five-year, $125 million senior secured revolving credit facility from a lending group led by HSBC Bank USA, National Association. The facility replaces a $100 million credit facility that would have expired on February 15. The size of the facility was increased to provide capacity for the Company to execute its long-term growth strategy.
The facility is secured by certain Company assets and is subject to customary covenants, including a leverage covenant and covenants requiring the Company to maintain certain levels of tangible net worth, fixed charge coverage and liquidity. Borrowings from the facility will be used to finance the Company’s working capital needs and for other general corporate purposes. Provided certain terms and conditions are satisfied, the Company has the right to convert up to $25 million of the credit facility to a term loan and to increase the size of the credit facility to up to $150 million.
The syndication of the Company’s credit facility was well received by the banking community and was oversubscribed by 50 percent. “We are very pleased with the clear showing of support and confidence from our bank group, despite a difficult credit market,” said Michael Culang, interim Chief Executive Officer of Hampshire Group.
About Hampshire Group Hampshire Group, Limited is a leading U.S. provider of women’s and men’s sweaters, wovens and knits, and a growing designer and marketer of branded apparel. Its customers include leading retailers such as Macy’s, Kohl’s, Target, JC Penney, Dillards, Bloomingdale’s and Nordstrom, for whom it provides trend-right branded apparel. Hampshire’s owned brands include Spring+Mercer®, its newly-launched “better” apparel line, Designers Originals®, the Company’s first brand and still a top-seller in department stores, as well as Mercer Street Studio®, Requirements®, and RQT®, among others. The Company also licenses the Geoffrey Beene® and Dockers® labels for men’s sweaters, both of which are market leaders in their categories, and recently acquired licenses for Joseph Abboud® Components men’s tops and bottoms and women’s related separates.
Cautionary Disclosure Regarding Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company’s current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company’s business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: decreases in business from or the loss of any of our key customers; financial instability experienced by our customers; loss or inability to renew certain licenses; use of foreign suppliers to manufacture our products; failure to deliver quality products in a timely manner; chargebacks and margin support payments; challenges integrating businesses we have or may acquire; unanticipated results from the resolution of tax matters; our dispute with Mr. Kuttner and the impact of his ownership of our common stock; investigations by government agencies and other potential litigation; material weaknesses in our internal controls; potential future restatements of our financial statements; and loss of certain key personnel.
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